UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2

(Amendment No. ______)

HashiCorp, Inc.

(Name of Issuer)

Class A common stock, par value $0.000015 per share

(Title of Class of Securities)

418100103

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 418100103	13 G

1	NAMES OF REPORTING PERSONS. Institutional Venture Partners XIII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 751,880 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 751,880 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 751,880 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.7% of Class A Common Stock (0.4% of Total Common Stock) (3)
12	TYPE OF REPORTING PERSON* PN

(1)	This Schedule 13G is filed by Institutional Venture Partners XIII, L.P. (“IVP XIII”), Institutional Venture Management XIII, LLC (“IVM XIII”), Institutional Venture Partners XVI, L.P. (“IVP XVI”), Institutional Venture Management XVI, LLC (“IVM XVI”), Todd C. Chaffee (“Chaffee”), Norman A. Fogelsong (“Fogelsong”), Stephen J. Harrick (“Harrick”), J. Sanford Miller (“Miller”), Dennis B. Phelps (“Phelps”), Eric Liaw (“Liaw”), Somesh Dash (“Dash”) and Jules A. Maltz (“Maltz” and, collectively, with IVP XIII, IVM XIII, IVP XVI, IVM XVI, Chaffee, Fogelsong, Harrick, Miller, Phelps, Liaw and Dash, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of 751,880 shares of Class B Common Stock held directly by IVP XIII. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XIII serves as the sole general partner of IVP XIII and has shared voting and investment control over the shares owned by IVP XIII and may be deemed to own beneficially the shares held by IVP XIII. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XIII (collectively, the “IVM XIII Managing Directors”) and share voting and dispositive power over the shares held by IVP XIII, and may be deemed to own beneficially the shares held by IVP XIII.

(3)	These percentages are based on a total of 178,887,670 shares of Common Stock (15,300,000 shares of Class A Common Stock and 163,587,670 shares of Class B Common Stock) outstanding as of as of December 13, 2021 upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus dated December 8, 2021 (the “Final Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended (the “Securities Act”). In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

2.

CUSIP NO. 418100103	13 G

1	NAMES OF REPORTING PERSONS Institutional Venture Management XIII, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 751,880 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 751,880 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 751,880 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.7% of Class A Common Stock (0.4% of Total Common Stock) (3)
12	TYPE OF REPORTING PERSON* OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of 751,880 shares of Class B Common Stock held directly by IVP XIII. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XIII serves as the sole general partner of IVP XIII and has shared voting and investment control over the shares owned by IVP XIII and may be deemed to own beneficially the shares held by IVP XIII. The IVM XIII Managing Directors share voting and dispositive power over the shares held by IVP XIII, and may be deemed to own beneficially the shares held by IVP XIII.

(3)	These percentages are based on a total of 178,887,670 shares of Common Stock (15,300,000 shares of Class A Common Stock and 163,587,670 shares of Class B Common Stock) outstanding as of as of December 13, 2021 upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus dated December 8, 2021 (the “Final Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended (the “Securities Act”). In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

3.

CUSIP NO. 418100103	13 G

1	NAMES OF REPORTING PERSONS. Institutional Venture Partners XVI, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 7,007,230 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 7,007,230 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,007,230 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 31.4% of Class A Common Stock (3.9% of Total Common Stock) (3)
12	TYPE OF REPORTING PERSON* PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of shares of Class B Common Stock held directly by IVP XVI. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XVI serves as the sole general partner of IVP XVI and has shared voting and investment control over the shares owned by IVP XVI and may be deemed to own beneficially the shares held by IVP XVI. Chaffee, Fogelsong, Harrick, Miller, Phelps, Liaw, Dash and Maltz (collectively, the “IVM XVI Managing Directors”) are Managing Directors of IVM XVI and share voting and dispositive power over the shares held by IVP XVI, and may be deemed to own beneficially the shares held by IVP XVI.

(3)	These percentages are based on a total of 178,887,670 shares of Common Stock (15,300,000 shares of Class A Common Stock and 163,587,670 shares of Class B Common Stock) outstanding as of as of December 13, 2021 upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus dated December 8, 2021 (the “Final Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended (the “Securities Act”). In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

4.

CUSIP NO. 418100103	13 G

1	NAMES OF REPORTING PERSONS Institutional Venture Management XVI, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 7,007,230 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 7,007,230 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,007,230 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 31.4% of Class A Common Stock (3.9% of Total Common Stock) (3)
12	TYPE OF REPORTING PERSON* OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of 7,007,230 shares of Class B Common Stock held by IVP XVI. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XVI serves as the sole general partner of IVP XVI and has shared voting and investment control over the shares owned by IVP XVI and may be deemed to own beneficially the shares held by IVP XVI. IVM XVI owns no securities of the Issuer directly. The IVM XVI Managing Directors share voting and dispositive power over the shares held by IVP XVI, and may be deemed to own beneficially the shares held by IVP XVI.

(3)	These percentages are based on a total of 178,887,670 shares of Common Stock (15,300,000 shares of Class A Common Stock and 163,587,670 shares of Class B Common Stock) outstanding as of as of December 13, 2021 upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus dated December 8, 2021 (the “Final Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended (the “Securities Act”). In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

5.

CUSIP NO. 418100103	13 G

1	NAMES OF REPORTING PERSONS Todd C. Chaffee
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 7,759,110 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 7,759,110 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,759,110 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 33.6% of Class A Common Stock (4.3% of Total Common Stock) (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 751,880 shares of Class B Common Stock held by IVP XIII and (ii) 7,007,230 shares of Class B Common Stock held by IVP XVI. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XIII serves as the sole general partner of IVP XIII and has shared voting and investment control over the shares owned by IVP XIII and may be deemed to own beneficially the shares held by IVP XIII. IVM XVI serves as the sole general partner of IVP XVI and has shared voting and investment control over the shares owned by IVP XVI and may be deemed to own beneficially the shares held by IVP XVI. IVM XIII and IVM XVI own no securities of the Issuer directly. The IVM XIII Managing Directors share voting and dispositive power over the shares held by IVP XIII, and may be deemed to own beneficially the shares held by IVP XIII. The IVM XVI Managing Directors share voting and dispositive power over the shares held by IVP XVI, and may be deemed to own beneficially the shares held by IVP XVI.

(3)	These percentages are based on a total of 178,887,670 shares of Common Stock (15,300,000 shares of Class A Common Stock and 163,587,670 shares of Class B Common Stock) outstanding as of as of December 13, 2021 upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus dated December 8, 2021 (the “Final Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended (the “Securities Act”). In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

6.

CUSIP NO. 418100103	13 G

1	NAMES OF REPORTING PERSONS Norman A. Fogelsong
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 7,759,110 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 7,759,110 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,759,110 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 33.6% of Class A Common Stock (4.3% of Total Common Stock) (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 751,880 shares of Class B Common Stock held by IVP XIII and (ii) 7,007,230 shares of Class B Common Stock held by IVP XVI. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XIII serves as the sole general partner of IVP XIII and has shared voting and investment control over the shares owned by IVP XIII and may be deemed to own beneficially the shares held by IVP XIII. IVM XVI serves as the sole general partner of IVP XVI and has shared voting and investment control over the shares owned by IVP XVI and may be deemed to own beneficially the shares held by IVP XVI. IVM XIII and IVM XVI own no securities of the Issuer directly. The IVM XIII Managing Directors share voting and dispositive power over the shares held by IVP XIII, and may be deemed to own beneficially the shares held by IVP XIII. The IVM XVI Managing Directors share voting and dispositive power over the shares held by IVP XVI, and may be deemed to own beneficially the shares held by IVP XVI.

(3)	These percentages are based on a total of 178,887,670 shares of Common Stock (15,300,000 shares of Class A Common Stock and 163,587,670 shares of Class B Common Stock) outstanding as of as of December 13, 2021 upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus dated December 8, 2021 (the “Final Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended (the “Securities Act”). In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

7.

CUSIP NO. 418100103	13 G

1	NAMES OF REPORTING PERSONS Stephen J. Harrick
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 7,759,110 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 7,759,110 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,759,110 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 33.6% of Class A Common Stock (4.3% of Total Common Stock) (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 751,880 shares of Class B Common Stock held by IVP XIII and (ii) 7,007,230 shares of Class B Common Stock held by IVP XVI. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XIII serves as the sole general partner of IVP XIII and has shared voting and investment control over the shares owned by IVP XIII and may be deemed to own beneficially the shares held by IVP XIII. IVM XVI serves as the sole general partner of IVP XVI and has shared voting and investment control over the shares owned by IVP XVI and may be deemed to own beneficially the shares held by IVP XVI. IVM XIII and IVM XVI own no securities of the Issuer directly. The IVM XIII Managing Directors share voting and dispositive power over the shares held by IVP XIII, and may be deemed to own beneficially the shares held by IVP XIII. The IVM XVI Managing Directors share voting and dispositive power over the shares held by IVP XVI, and may be deemed to own beneficially the shares held by IVP XVI.

(3)	These percentages are based on a total of 178,887,670 shares of Common Stock (15,300,000 shares of Class A Common Stock and 163,587,670 shares of Class B Common Stock) outstanding as of as of December 13, 2021 upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus dated December 8, 2021 (the “Final Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended (the “Securities Act”). In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

8.

CUSIP NO. 418100103	13 G

1	NAMES OF REPORTING PERSONS J. Sanford Miller
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 7,759,110 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 7,759,110 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,759,110 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 33.6% of Class A Common Stock (4.3% of Total Common Stock) (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 751,880 shares of Class B Common Stock held by IVP XIII and (ii) 7,007,230 shares of Class B Common Stock held by IVP XVI. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XIII serves as the sole general partner of IVP XIII and has shared voting and investment control over the shares owned by IVP XIII and may be deemed to own beneficially the shares held by IVP XIII. IVM XVI serves as the sole general partner of IVP XVI and has shared voting and investment control over the shares owned by IVP XVI and may be deemed to own beneficially the shares held by IVP XVI. IVM XIII and IVM XVI own no securities of the Issuer directly. The IVM XIII Managing Directors share voting and dispositive power over the shares held by IVP XIII, and may be deemed to own beneficially the shares held by IVP XIII. The IVM XVI Managing Directors share voting and dispositive power over the shares held by IVP XVI, and may be deemed to own beneficially the shares held by IVP XVI.

(3)	These percentages are based on a total of 178,887,670 shares of Common Stock (15,300,000 shares of Class A Common Stock and 163,587,670 shares of Class B Common Stock) outstanding as of as of December 13, 2021 upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus dated December 8, 2021 (the “Final Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended (the “Securities Act”). In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

9.

CUSIP NO. 418100103	13 G

1	NAMES OF REPORTING PERSONS Dennis B. Phelps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 7,759,110 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 7,759,110 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,759,110 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 33.6% of Class A Common Stock (4.3% of Total Common Stock) (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 751,880 shares of Class B Common Stock held by IVP XIII and (ii) 7,007,230 shares of Class B Common Stock held by IVP XVI. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XIII serves as the sole general partner of IVP XIII and has shared voting and investment control over the shares owned by IVP XIII and may be deemed to own beneficially the shares held by IVP XIII. IVM XVI serves as the sole general partner of IVP XVI and has shared voting and investment control over the shares owned by IVP XVI and may be deemed to own beneficially the shares held by IVP XVI. IVM XIII and IVM XVI own no securities of the Issuer directly. The IVM XIII Managing Directors share voting and dispositive power over the shares held by IVP XIII, and may be deemed to own beneficially the shares held by IVP XIII. The IVM XVI Managing Directors share voting and dispositive power over the shares held by IVP XVI, and may be deemed to own beneficially the shares held by IVP XVI.

(3)	These percentages are based on a total of 178,887,670 shares of Common Stock (15,300,000 shares of Class A Common Stock and 163,587,670 shares of Class B Common Stock) outstanding as of as of December 13, 2021 upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus dated December 8, 2021 (the “Final Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended (the “Securities Act”). In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

10.

CUSIP NO. 418100103	13 G

1	NAMES OF REPORTING PERSONS Jules A. Maltz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 7,007,230 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 7,007,230 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,007,230 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 31.4% of Class A Common Stock (3.9% of Total Common Stock) (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes 7,007,230 shares of Class B Common Stock held by IVP XVI. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XVI serves as the sole general partner of IVP XVI and has shared voting and investment control over the shares owned by IVP XVI and may be deemed to own beneficially the shares held by IVP XVI. IVM XVI owns no securities of the Issuer directly. The IVM XVI Managing Directors share voting and dispositive power over the shares held by IVP XVI, and may be deemed to own beneficially the shares held by IVP XVI.

(3)	These percentages are based on a total of 178,887,670 shares of Common Stock (15,300,000 shares of Class A Common Stock and 163,587,670 shares of Class B Common Stock) outstanding as of as of December 13, 2021 upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus dated December 8, 2021 (the “Final Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended (the “Securities Act”). In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

11.

CUSIP NO. 418100103	13 G

1	NAMES OF REPORTING PERSONS Eric Liaw
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 7,007,230 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 7,007,230 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,007,230 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 31.4% of Class A Common Stock (3.9% of Total Common Stock) (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes 7,007,230 shares of Class B Common Stock held by IVP XVI. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XVI serves as the sole general partner of IVP XVI and has shared voting and investment control over the shares owned by IVP XVI and may be deemed to own beneficially the shares held by IVP XVI. IVM XVI owns no securities of the Issuer directly. The IVM XVI Managing Directors share voting and dispositive power over the shares held by IVP XVI, and may be deemed to own beneficially the shares held by IVP XVI.

(3)	These percentages are based on a total of 178,887,670 shares of Common Stock (15,300,000 shares of Class A Common Stock and 163,587,670 shares of Class B Common Stock) outstanding as of as of December 13, 2021 upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus dated December 8, 2021 (the “Final Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended (the “Securities Act”). In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

12.

CUSIP NO. 418100103	13 G

1	NAMES OF REPORTING PERSONS Somesh Dash
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 7,007,230 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 7,007,230 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,007,230 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 31.4% of Class A Common Stock (3.9% of Total Common Stock) (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes 7,007,230 shares of Class B Common Stock held by IVP XVI. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. IVM XVI serves as the sole general partner of IVP XVI and has shared voting and investment control over the shares owned by IVP XVI and may be deemed to own beneficially the shares held by IVP XVI. IVM XVI owns no securities of the Issuer directly. The IVM XVI Managing Directors share voting and dispositive power over the shares held by IVP XVI, and may be deemed to own beneficially the shares held by IVP XVI.

(3)	These percentages are based on a total of 178,887,670 shares of Common Stock (15,300,000 shares of Class A Common Stock and 163,587,670 shares of Class B Common Stock) outstanding as of as of December 13, 2021 upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus dated December 8, 2021 (the “Final Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended (the “Securities Act”). In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

13.

Introductory Note: This statement on Schedule 13G is filed by the Reporting Persons with the Commission in respect of shares of Class A common stock, par value $0.000015 per share (the “Class A Common Stock”) of HashiCorp, Inc., a Delaware corporation (the “Issuer”).

Item 1

(a)	Name of Issuer:	HashiCorp, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

101 Second Street, Suite 700
San Francisco, California 94105

Item 2

(a)	Name of Reporting Persons Filing:

1.	Institutional Venture Partners XIII, L.P. (“IVP XIII”)

2.	Institutional Venture Management XIII, LLC (“IVM XIII”)

3.	Institutional Venture Partners XVI, L.P. (“IVP XVI”)

4.	Institutional Venture Management XVI, LLC (“IVM XVI”)

5.	Todd C. Chaffee (“Chaffee”)

6.	Norman A. Fogelsong (“Fogelsong”)

7.	Stephen J. Harrick (“Harrick”)

8.	J. Sanford Miller (“Miller”)

9.	Dennis B. Phelps (“Phelps”)

10.	Jules A. Maltz (“Maltz”)

11.	Eric Liaw (“Liaw”)

12.	Somesh Dash (“Dash”)

(b)	Address of Principal Business Office:	c/o Institutional Venture Partners 3000 Sand Hill Road, Building 2, Suite 250 Menlo Park, California 94025

(c)	Citizenship:

IVP XIII	Delaware
IVM XIII	Delaware
IVP XVI	Delaware
IVM XVI	Delaware
Chaffee	United States of America
Fogelsong	United States of America
Harrick	United States of America
Miller	United States of America
Phelps	United States of America
Maltz	United States of America
Liaw	United States of America
Dash	United States of America

(d)	Title of Class of Securities:	Class A common stock

(e)	CUSIP Number:	418100103

14.

Item 3	Not applicable.

Item 4	Ownership.

The following information with respect to the ownership of the Class A Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2021:

Reporting Persons	Shares Held Directly (1)	Shared Voting Power (1)	Shared Dispositive Power (1)	Beneficial Ownership (1)	Percentage of Total Common Stock (3)	Percentage of Class A Common Stock (3)
IVP XIII (2)	751,880	751,880	751,880	751,880	0.4%	3.9%
IVM XIII (2)	0	751,880	751,880	751,880	0.4%	3.9%
IVP XVI (2)	7,007,230	7,007,230	7,007,230	7,007,230	3.9%	31.4%
IVM XVI(2)	0	7,007,230	7,007,230	7,007,230	3.9%	31.4%
Chaffee (2)	0	7,759,110	7,759,110	7,759,110	4.3%	33.6%
Fogelsong (2)	0	7,759,110	7,759,110	7,759,110	4.3%	33.6%
Harrick (2)	0	7,759,110	7,759,110	7,759,110	4.3%	33.6%
Miller (2)	0	7,759,110	7,759,110	7,759,110	4.3%	33.6%
Phelps (2)	0	7,759,110	7,759,110	7,759,110	4.3%	33.6%
Maltz (2)	0	7,007,230	7,007,230	7,007,230	3.9%	31.4%
Dash (2)	0	7,007,230	7,007,230	7,007,230	3.9%	31.4%
Liaw (2)	0	7,007,230	7,007,230	7,007,230	3.9%	31.4%

(1)	Represents shares of Class B Common Stock held directly by IVP XIII and IVP XVI. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis.

(2)	IVM XIII serves as the sole general partner of IVP XIII and has shared voting and investment control over the shares owned by IVP XIII and may be deemed to own beneficially the shares held by IVP XIII. IVM XVI serves as the sole general partner of IVP XVI has shared voting and investment control over the shares owned by IVP XVI and may be deemed to own beneficially the shares held by IVP XVI. IVM XIII and IVM XVI own no securities of the Issuer directly. The IVM XIII Managing Directors share voting and dispositive power over the shares held by IVP XIII, and may be deemed to own beneficially the shares held by IVP XIII. The IVM XVI Managing Directors share voting and dispositive power over the shares held by IVP XVI, and may be deemed to own beneficially the shares held by IVP XVI.

(3)	These percentages are based on a total of 178,887,670 shares of Common Stock (15,300,000 shares of Class A Common Stock and 163,587,670 shares of Class B Common Stock) outstanding as of as of December 13, 2021 upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus dated December 8, 2021 (the “Final Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended (the “Securities Act”). In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

Item 5	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

15.

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8	Identification and Classification of Members of the Group.

Not applicable.

Item 9	Notice of Dissolution of Group.

Not applicable.

Item 10	Certification.

Not applicable.

16.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the attached statement on Schedule 13G is true, complete and correct.

Dated: February 14, 2022

INSTITUTIONAL VENTURE PARTNERS XIII, L.P.
By: Institutional Venture Management XIII, LLC
Its: General Partner

By:	/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact

INSTITUTIONAL VENTURE MANAGEMENT XIII, LLC

By:	/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact

INSTITUTIONAL VENTURE PARTNERS XVI, L.P.
By: Institutional Venture Management XVI, LLC
Its: General Partner

By:	/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact

INSTITUTIONAL VENTURE MANAGEMENT XVI, LLC

By:	/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Todd C. Chaffee

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Norman A. Fogelsong

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Stephen J. Harrick

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for J. Sanford Miller

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Dennis B. Phelps

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Jules A. Maltz

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Eric Liaw

/s/ Tracy Hogan
Tracy Hogan, Attorney-in-Fact for Somesh Dash

Exhibit(s):

A:	Joint Filing Statement

17.